EXHIBIT 3.1

(Restated for SEC

Electronic Filing

Purposes Only)

CHARTER

OF

AMERICAN PATRIOT FINANCIAL GROUP, INC.

The undersigned person, having capacity to contract and act as the Incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following Charter for such Corporation:

1.	Name. The name of the Corporation is:

AMERICAN PATRIOT FINANCIAL GROUP, INC.

2.            Stock.   The authorized amount of common voting stock of the Corporation shall be six million (6,000,000) shares of common stock having $0.333 par value, that have unlimited voting rights and that are entitled to receive the net assets of the Corporation upon dissolution. Except as provided in the Bylaws, there shall be no preemptive rights for holders of common stock.

The authorized amount of preferred stock of the Corporation shall be one million (1,000,000) shares, but said preferred stock may be increased or decreased from time to time in accordance with the provisions of the laws of Tennessee.  Except as otherwise limited by law, the Board of Directors shall be empowered to issue such stock in one or more series, and with such rights and preferences and upon such terms, including convertibility, as the Board shall determine.

3.          Registered Agent. The Corporation’s initial registered office is 3095 East Andrew Johnson Highway, Greeneville, Tennessee 37745, which is located in Greene County, and its initial registered agent at that office is J. Robert Grubbs.

4.           Incorporator. The Incorporator of the Corporation is:

Steven J. Eisen

Commerce Center

211 Commerce Street, Suite 1000

Nashville, Tennessee  37201

5.           Principal Office. The principal office of the Corporation is:

3095 East Andrew Johnson Highway
Greeneville, Tennessee 37745

6.         Profit. The Corporation is for profit.

7.         Purpose. The purpose or purposes for which the Corporation is organized are:

To acquire by purchase, lease or otherwise, and to hold, operate, manage, develop, encumber and otherwise deal with any and all kinds of real and personal property and to engage in any business not prohibited by law under the laws of Tennessee; and to do any and all things necessary or incidental in the operation of such business or businesses.

8.          Board of Directors. The property, affairs and business of the corporation shall be managed by a Board of Directors. The number of directors shall be as specified in the Bylaws of the corporation. The Board of Directors may change the number of authorized directors from time to time by amending the bylaws pursuant to a resolution adopted by a majority vote of the entire Board of Directors. No decrease in the number of directors shall shorten the term of any incumbent directors.

(a)         Notice of Nominations. Directors shall be elected at the annual shareholders’ meeting, and nominations for directors must be mailed to and received by the secretary of the Corporation at the principal office of the Corporation not less than one hundred twenty (120) days prior to the meeting at which directors are to be elected.

(b)     Classes. The Board of Directors shall be divided into three (3) classes, designated Classes I, II and III, with each class to be as nearly equal in number as possible.  The first term of office of the directors in Class I shall expire at the first annual shareholders’ meeting that takes place after the election of the directors in Class I.  The first term of office of the directors in Class II shall expire at the second annual shareholders’ meeting that takes place after the election of the directors in Class II.  The first term of office of the directors in Class III shall expire at the third annual shareholders’ meeting that takes place after the election of the directors in Class III.  Subject to the foregoing, at each annual shareholders’ meeting, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual shareholders’ meeting and until their successors are elected and qualified.  A director need not be a shareholder in order to be elected to the Board of Directors.

(c)       Removal. Any or all of the directors of the Corporation may be removed for cause by a vote of a majority of the entire Board of Directors.  “Cause” shall include, but not be limited to, a director willfully or without reasonable cause being absent from any regular or special meeting for the purpose of obstructing or hindering the business of the Corporation, final conviction of a felony, declaration of unsound mind by court order, adjudication of bankruptcy or conduct otherwise prejudicial to the interest of the Corporation.

(d)        Vacancies. Newly created directorships resulting from an increase in the number of authorized directors and vacancies occurring in the Board of Directors for any reason, including, without limitation, removal from office by vote of the directors as herein provided, shall be filled only by a vote of the majority of the directors then in office. Any director so elected shall hold office until the annual meeting of shareholders at which the term of the class to which he has been elected expires.

(e)           Powers. In furtherance and not in limitation of the powers conferred by the laws of the State of Tennessee, the Board of Directors is expressly authorized and empowered:

(i)       To make, alter, amend and repeal the Bylaws, subject to the power of the shareholders to alter or repeal the Bylaws made by the Board of Directors;

(ii)      To authorize and issue, without shareholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board in its sole discretion may determine, and to pledge or mortgage as security therefor real or personal property of the Corporation, including after acquired property;

(iii)     To determine whether any and, if so, what part of the capital of the Corporation in compliance with applicable law shall be paid in dividends to the shareholders, and to direct and determine other use and disposition of any such capital;

(iv)     To establish bonus, profit sharing, stock option, or other types of incentive compensation plans for the employees, including officers and directors of the Corporation; to fix the amount of profits to be shared or distributed; and to determine the persons who participate in any such plans and the amount of their respective participations;

(v)      To designate by resolution or resolutions passed by a majority of the whole Board one or more committees, each consisting of two (2) or more directors, which, to the extent permitted by law and authorized by the resolution or the Bylaws, shall have and may exercise the powers of the Board;

(vi)     To elect such officers as the Board may deem necessary, who shall have such authority and perform such duties as may be prescribed from time to time by the Board;

(vii)    To provide for the reasonable compensation of its own members in the Bylaws and to fix the terms and conditions upon which such compensation will be paid;

(viii)    In addition to the powers and authority hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject nevertheless to the provisions of the laws of the State of Tennessee, this Charter, and the Bylaws of the Corporation.

9.            Amendment of Quorum or Voting Requirement. The shareholders may adopt or amend a bylaw that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by law.

10.          Liability.

(a)	To the fullest extent that the law of the State of Tennessee, and applicable federal law, as such exist on the date hereof or as such may hereafter be amended, permit the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

(b)	The Corporation shall have the power to indemnify any director, officer, employee, agent of the Corporation, or any other person who is serving at the request of the Corporation in any such capacity with another Corporation, partnership, joint venture, trust, or other enterprises to the fullest extent permitted by the law of the State of Tennessee and applicable federal law, as such exist on the date hereof or as such may hereafter be amended, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee, or agent and may inure to the benefit of the heirs, executors, and administrators of such a person.

(c)	If the Tennessee Business Corporation Act is amended after approval of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended, and applicable federal law. Any repeal or modification of this Paragraph 10 by the shareholders or the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to events occurring prior to such time.

(d)	The private property or shareholders shall not be subject to the payment of any corporate debts to any extent whatever.

11.         Powers. This Corporation shall have all the powers granted to corporations under the Tennessee Business Corporation Act.

12.           Written Consent. Whenever the board of directors or the shareholders of the Corporation are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by all of the directors or shareholders entitled to vote thereon.

13.        Amendment of Charter. The provisions of this Charter may be amended, altered, or repealed from time to time to the extent, and in the manner prescribed by the laws of the State of Tennessee and the provisions of this charter, and any additional provisions so authorized may be added.  All rights herein conferred on the directors, officers, and shareholders are granted subject to this reservation.

14.        Fiscal Year.  The Corporation’s fiscal year shall end on December 31 of each year until changed by the Board of Directors or Bylaws.

Dated: October 10, 2003

/s/ Steven J. Eisen
Steven J. Eisen, Incorporator

ANNEX A

CERTIFICATE OF DESIGNATIONS OF SERIES A PREFERRED STOCK

OF

AMERICAN PATRIOT FINANCIAL GROUP, INC.

American Patriot Financial Group, Inc., a Tennessee corporation (the “Corporation”), in accordance with the provisions of Section 48-16-102 of the Tennessee Business Corporation Act, does hereby certify:

The Board of Directors of the Corporation in accordance with the Charter and Bylaws of the Corporation and applicable laws, adopted the following resolution on December 9, 2009, creating a series of 100,000 shares of preferred stock of the Corporation, designated as “Series A Preferred Stock.”

RESOLVED, that pursuant to the provisions of the Charter and Bylaws of the Corporation and applicable law, a series of preferred stock, $1,000.00 par value per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series are as following:

1.      Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series A Preferred Stock.” The authorized number of shares of the Series A Preferred Stock shall be 100,000 shares. The Series A Preferred Stock shall have a par value of $1,000.00 per share.

2.      Dividend Rights and Limitations on Payments of Dividends. The shares of Series A Preferred Stock will pay cumulative dividends at a rate of 6% per annum. Dividends will be payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year starting on April 1, 2010. Subject to certain exceptions, for as long as any shares of Series A Preferred Stock are outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the shares of Series A Preferred Stock, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the shares), nor may the Corporation repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the shares of Series A Preferred Stock or common shares, unless all accrued and unpaid dividends for all past dividend periods on the shares of Series A Preferred Stock are fully paid.

3.      Voting Rights. The shares of Series A Preferred Stock shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the shares of Series A Preferred Stock, (ii) any amendment to the rights of the shares of Series A Preferred Stock, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the shares of Series A Preferred Stock.

4.      Liquidation Rights. Upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Corporation, after the payment in full of its debts and other liabilities, the shares of Series A Preferred Stock have a liquidation preference of $1,000.00 per share.

5.      Preemptive Rights. The holders of the shares of Series A Preferred Stock do not have the preemptive right to purchase additional shares of Series A Preferred Stock offered by the Corporation in the future.

6.      Redemption. The shares of Series A Preferred Stock may not be redeemed for a period of three years from the date of issuance. After the third anniversary of the date of issuance, the shares of Series A Preferred Stock may be redeemed, in whole or in part, at any time and from time to time, at the option of the Corporation. All redemptions of the shares of Series A Preferred Stock shall be at 100% of the issue price, plus any accrued and unpaid dividends. All redemptions shall be subject to the approval of the Corporation’s primary federal bank regulator, if necessary.

7.      Conversion Rights. The shares of Series A Preferred Stock may be converted by the holder of such shares into shares of common stock of the Corporation after thirty-six (36) months, at $5.00 per share.

8.      Liability to Further Calls or to Assessments by the Corporation. The shares of Series A Preferred Stock are not subject to liability for further calls or to assessments by the Corporation.

9.      Ranking. The shares of Series A Preferred Stock rank senior to common stock of the Corporation and will rank senior to any future preferred shares which by their terms rank junior to any existing preferred shares. The shares of Series A Preferred Stock will rank junior to any future preferred shares which by their terms have a greater preference than the shares of Series A Preferred Stock.

10.      Term. Perpetual life until converted or redeemed.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, American Patriot Financial Group, Inc. has caused this certificate of designations to be signed by T. Don Waddell, its Secretary, this 9th day of January, 2009.

AMERICAN PATRIOT FINANCIAL GROUP, INC.

By:	/s/ T. Don Waddell
T. Don Waddell, Secretary